Exhibit 10.3A

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is dated as of January 1, 2013 and is by and between MHI Hospitality, L.P., a Delaware limited partnership (“MHI” or the “Company”) and WJZ Consulting LLC, a Virginia limited liability company (“WJZ” or “Consultant”) (collectively, the “Parties” and each individually a “Party”).

RECITALS

1.	The Company is interested in obtaining certain specialized professional expertise to assist in dealing with certain financial reporting, tax, benefits and accounting issues from Consultant;

2.	Consultant possesses and is interested in providing specialized professional expertise in dealing with such financial reporting, tax, benefits and accounting issues, as needed to the Company; and

3.	Consultant possesses special and unique skills and knowledge that are needed by the Company.

NOW THEREFORE, in consideration of the mutual promises, agreements, provisions and covenants contained herein, the Company and Consultant agree as follows:

1. Consulting Period. Subject to the terms of this Agreement, Consultant shall provide Consulting Services (as defined in Section 2 below) to the Company as an independent consultant and contractor from January 1, 2013 and continuing to December 31, 2015, subject to the termination provisions in Section 4 below (the “Consulting Period”). During the Consulting Period, Consultant is free to perform consulting or other professional services or enter into an engagement with other entities so long as Consultant can discharge its duties to Company and, so long as Consultant shall not perform services for or enter into an engagement with any entity that could reasonably be expected to create a conflict of interest for Consultant without the Company’s express prior written consent. Consultant shall promptly inform the Company in writing of any competitive or conflicting engagements that Consultant performs or enters into for any other entity during the Consulting Period.

2. Consulting Services.

(a) During the Consulting Period, Consultant will be responsible for providing those services set forth on Exhibit A attached hereto (collectively, the “Consulting Services”).

(b) Consultant shall inform the Company of the progress and results of Consultant’s services hereunder, and all material tasks to be performed by Consultant in connection with the Consulting Services must be approved by the Company. Consultant shall perform all Consulting Services diligently, in the best interests of the Company and to the best of Consultant’s professional ability and judgment. Consultant and any Personnel (as defined below) assigned to perform Consulting Services for the Company should perform accounting work in accordance Generally Accepted Accounting Principles (“GAAP”). Consultant shall not enter into any agreement or other obligations on behalf of the Company without Company’s express prior written consent. As between the Parties, decisions will be binding on each of them only upon the written acceptance of the Party to be bound thereby.

(c) Solely for performance of the Consulting Services, through December 31, 2014, Consultant may access and utilize, as needed, either of the Company’s current office locations in Rockville, Maryland or Williamsburg, Virginia.

(d) The Parties agree that all of the terms and conditions of this Agreement, including the Exhibits, shall apply to Consultant and its employees. Consultant represents and agrees that it will provide the Consulting Services solely through its own individual efforts and expertise, primarily through the services of William J. Zaiser, and not through independent contractors, other entities or other agents unless the Company provides its consent (in advance and in writing) to the use of sub-contracted services.

3. Consulting Fee. The Company will pay Consultant a targeted consulting fee during the Consulting Period as outlined in Exhibit A (the “Consulting Fee”) which is the total amount of compensation to which Consultant is entitled for the Consulting Services and Consultant’s other undertakings in this Agreement. Company shall review the Consulting Fee at least annually, it being understood and agreed that it is the intent of the parties that Consultant receive the target Consulting Fee per the above and as listed in Exhibit A hereto, subject to the continued satisfactory performance, solely at the discretion of the Company, of Consultant. The Consulting Fee shall be payable in arrears in monthly installments prorated based on the Monthly Hours Target, as defined below and as outlined in Exhibit A hereto.

Consultant acknowledges and agrees that Consultant is performing services for the Company solely as an independent contractor. Neither Consultant nor any of its employees will be considered an employee of the Company for any purpose, and Consultant, on Consultant’s behalf and on behalf of Consultant’s employees, hereby waives participation in, and eligibility to participate in or receive any benefits under, any employee benefit plans or programs of the Company or any of the Indemnified Parties, as that term is defined herein. If requested by the Company, Consultant shall obtain and maintain workers’ compensation insurance coverage and provide evidence thereof to the Company.

During the Consulting Period, Consultant is entitled to receive reimbursement for certain expenses pre-approved by the Company, such expenses solely required and related to the fulfillment of the Consulting Services. The Company shall reimburse any such pre-approved expenses to Consultant on a monthly basis.

During the Consulting Period, the Company and Consultant expect that the Consulting Services shall require a targeted amount of hours per month dedicated by Consultant to the Company (the “Monthly Hours Target”), as outlined in Exhibit A hereto.

4. Termination. Notwithstanding any other provision of this Agreement, either the Company or Consultant may terminate the Consulting Period and Consultant’s

Consulting Services for any reason or no reason, and such termination shall be effective upon ninety (90) days’ prior written notice, or the remaining duration of the Consulting Period, whichever is less; provided, however, that the Company may immediately terminate (without any prior notice) the Consulting Period and Consultant’s Consulting Services if Consultant breaches this Agreement or engages in any conduct that the Company reasonably determines harmful to the business reputation of the Company. Any such termination shall be deemed to be a “Termination for Cause”. Upon any termination, the Company will pay Consultant for any Consulting Services rendered prior to the termination date, and no other amount will thereafter be due or owing under this Agreement, however, if there is a Termination for Cause, the Company may deduct from any sums owing Consultant the amount of any loss or damages sustained or to be sustained by the Company as a result of Consultant’s actions or omissions.

5. Acknowledgement and Indemnification. Consultant may, at Consultant’s own expense, employ individuals as Consultant deems necessary to perform the services required of Consultant by this Agreement. In the event that Consultant engages such individuals as employees or subcontractors (with the requisite advance, written consent as set forth in Section 2 (d) above) (“Personnel”), then Consultant must have Personnel agree in writing to be bound by substantially similar terms and conditions contained herein including but not limited to compliance with all applicable laws, anti-corruption statues (including but not limited to the Foreign Corrupt Practices Act (“FCPA”)) and Company policies. Consultant acknowledges and agrees that Consultant is and shall be solely responsible for the payment of any and all applicable federal, state, local and other taxes relating to any Consulting Fees or other amounts or rights granted to Consultant under this Agreement. Consultant also acknowledges and agrees that Consultant is and shall be solely responsible for the payment of any compensation, federal, state, local, and other taxes, workman’s compensation, social security, disability, medical, savings, pension, fringe and other benefits, unemployment insurance, and other applicable withholdings in relation to its Personnel (all being the “Payments”). Consultant acknowledges and agrees that it is also legally responsible for any breaches of this Agreement, or other violations of law or liabilities, caused by it or its Personnel. Consultant further agrees to indemnify, defend and hold harmless the Company and the other Indemnified Parties (as defined below) for and against: (a) any and all claims, liabilities, demands, losses, damages, suits and judgments (including without limitation costs, expenses and attorneys’ fees) (collectively “Claims”) arising out of or relating to any breach by Consultant of any covenants, representations or warranties under this Agreement; (b) any and all Claims by any person, including but not limited to Consultant or Consultant’s Personnel, because of injury or death to person(s) or loss or destruction of property attributable in whole or in part to any acts or omissions in the performance of the Consulting Services by Consultant and/or Consultant’s Personnel; and (c) any and all Claims by any Personnel of Consultant arising out of or relating to the employment or other relationship of such Personnel by Consultant including, but not limited to, on account of an alleged joint employer relationship by such Personnel, or failure by Consultant or the Company to satisfy such Payments or other obligations. The term “Indemnified Parties” as used in this Agreement includes: (i) the Company and its past, present and future affiliates, subsidiaries, partnerships and other related entities (whether or not wholly owned); (ii) each of their respective past, present and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, associates, agents, representatives, employees and attorneys; and (iii) the predecessors, successors and assigns of each of the foregoing. Similarly, the Company hereby indemnifies Consultant and its employees for any and all Claims arising out of or relating to the duties assigned by the Company to Consultant under this Agreement if performed by Consultant as specified by the Company.

6. Confidentiality. Consultant shall execute and deliver to the Company a Confidentiality Agreement in the form attached as Exhibit B hereto.

7. Intellectual Property. Consultant agrees to all of the terms in the Intellectual Property Addendum attached as Exhibit C hereto, which is an integral part of this Agreement and is governed by all of this Agreement’s terms.

8. Return of Property. Upon either the termination of the Consulting Period or demand of the Company, Consultant shall immediately return all property of the Company used by Consultant or in Consultant’s possession or control.

9. Assignment. The Company may assign this Agreement to any parent, affiliate or subsidiary of the Company or any entity that at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets, stock or business of the Company or any other successor. Consultant may not assign any of Consultant’s rights or obligations under this Agreement.

10. Limitation on Damages. Consultant agrees that its sole and exclusive recourse for any claims, demands, actions, suits or other proceedings under this Agreement shall be against the assets of the Company and not any other entity, including any past, present and future affiliates, subsidiaries, partnerships and other related entities (whether or not wholly owned), or person, including any of the Company’s past, present and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, associates, agents, representatives, employees and attorneys, but in no event in an amount which exceeds the total compensation to be paid hereunder to Consultant as outlined in the Consulting Fee on Exhibit A hereto.

11. Entire Agreement. This Agreement and its Exhibits entered into between Consultant and the Company embody the entire agreement and understanding of the Parties hereto with regard to the matters described herein and supersede any and all prior and/or contemporaneous agreements and understandings, oral or written, between said Parties regarding such matters. Consultant acknowledges and agrees that this Agreement is not a continuation of any prior arrangement between the Company and William J. Zaiser.

12. Governing Law, Jurisdiction, Headings, Amendment and Waiver. This Agreement shall be governed by the laws of the Commonwealth of Virginia. The Parties consent to the jurisdiction of and agree to submit any and all disputes or disagreements arising out of this Agreement for arbitration under the Commercial Arbitration Rules of the American Arbitration Association; provided that the foregoing will not limit the Company’s right to seek injunctive relief in a court of competent jurisdiction pursuant to Section 14. Any such arbitration shall be held in Williamsburg, Virginia, and the decision of the arbitrator(s) shall be final and binding upon the Parties. The costs of the arbitration, including reasonable legal fees, shall be paid by the Party or Parties determined by the arbitrator(s). Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The section headings used herein are for convenience only and are not to be considered in interpreting this Agreement. This Agreement may be modified only in writing signed by both Parties, and a Party’s failure to enforce this Agreement in the event of one or more events which violate it shall not be a waiver of any right to enforce this Agreement against subsequent violations.

13. Modification and Severability. If any restriction(s) in this Agreement including Exhibits are found unenforceable by a court of competent jurisdiction, the Parties agree that any such restriction(s) shall be modified or limited so that the Agreement then may be enforced to the fullest extent possible. The provisions of this Agreement are severable if a court of competent jurisdiction finds any of them unenforceable (after any modification or limitation under the foregoing).

14. Remedies. Consultant acknowledges and agrees that a breach of any provision of the terms of either Exhibit B or C hereto will result in immediate and irreparable harm to the Company and its affiliates, subsidiaries and other related entities for which full damages cannot readily be calculated and for which damages are an inadequate remedy. Accordingly, Consultant agrees that Company and its affiliates, subsidiaries and other related entities shall be entitled to injunctive relief to prevent any such actual or threatened breach or any continuing breach by Consultant (without posting a bond or other security), without limiting any other remedies that may be available to it or them. In the event that a Party brings any one or more claims to enforce this Agreement against the other Party before a court or arbitrator and such moving Party prevails on any such claim (whether through a monetary judgment, injunctive relief or otherwise, but excluding any settlement or other compromise of such claim), the moving Party shall be entitled to recover from the other Party all costs and expenditures, including but not limited to reasonable attorneys’ fees and court costs, incurred by the moving Party in connection with any such claim on which it so prevails.

15. Corporate Policies. During the Consulting Period, Consultant and its Personnel shall be subject to the applicable corporate policies of the Company, as each may be in place or amended from time to time, including, but not limited to, the Company’s Insider Trading Policy, pursuant to which William J. Zaiser, and potentially other Personnel or affiliates of Consultant if so determined in the sole discretion of the Company, shall be deemed an “Insider” as defined therein.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date indicated in the first sentence of this Agreement.

MHI HOSPITALITY, L.P.
By: MHI Hospitality Corporation, its General Partner

By:	/s/ David R. Folsom

Name:	David R. Folsom
Title:	President and Chief Operating Officer

WJZ CONSULTING LLC

By:	/s/ William J. Zaiser

Name:	William J. Zaiser
Title:	Managing Member

EXHIBIT A

CONSULTING SERVICES, CONSULTING FEE AND MONTHLY HOURS TARGET

Consulting Services:

Consultant may be requested to assist Company for Consulting Services as follows:

•	Preparation and filing of Company’s quarterly and annual financial statements as required by the Securities and Exchange Commission;

•	Preparation of monthly draft and monthly final financial statements of Company;

•

If Company is no longer a public REIT enterprise, and/or becomes subject to corporate filing of tax returns pursuant to Internal Revenue Service, Consultant will assist in the preparation of any and all related tax returns, including the amendment of any prior period tax returns;

•	Assistance in the preparation of any property level or other entity tax returns;

•	Assistance with periodic auditor reviews and any questions related thereto;

•

Assistance with the management, structuring and execution of Company’s insurance plans, including, but not limited to, Company’s asset level property, casualty and general liability insurance, and any health, disability, life or similar plans;

•	Assistance with the management, structuring and execution of Company’s health and retirement plans;

•	Assistance with the ongoing management and oversight of Company’s general ledger account and all cash accounts, checking accounts or other treasury and/or depository accounts and functions;

•	Physical participation, as requested by Company, in Company’s periodic audit reviews and Company Board of Directors’ meetings;

•	As requested by Company, attendance at Annual or Special meetings of Company’s shareholders; and

•	Assisting Company in any other aspect as is generally and reasonably required, including assistance with historical and institutional records and insights of Company and its predecessor entities.

Consultant and any Personnel assigned to perform Consulting Services for the Company should perform accounting work in accordance Generally Accepted Accounting Principles (“GAAP”).

Consulting Fee:

2013	2014	2015
$207,000	$165,000	$123,000

Monthly Hours Target:

Period	Monthly Hours Target
01/01/2013 – 06/30/2013	160 hours
07/01/2013 – 06/30/2014	128 hours
07/01/2014 – 06/30/2015	96 hours
07/01/2015 – 12/31/2015	64 hours

EXHIBIT B

CONFIDENTIALITY AGREEMENT

EXHIBIT C

INTELLECTUAL PROPERTY ADDENDUM